Exhibit 4.2

THIS CONVERTIBLE DEBENTURE MAY NOT BE CONVERTED BY OR FOR THE ACCOUNT OR BENEFIT OF A “U.S. PERSON” OR A PERSON IN THE UNITED STATES UNLESS THE CONVERTIBLE DEBENTURE AND THE UNDERLYING SECURITIES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ALL LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSE (C) OR (D), THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO SUCH EFFECT. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.

WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL AUGUST 10, 2014.

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 10, 2014.

PRINCIPAL AMOUNT: US$824,000

(hereinafter referred to as the “Principal Amount”)

MCW ENERGY GROUP LIMITED
(Amalgamated under the laws of the Province of Ontario)

CONVERTIBLE DEBENTURE

MCW Energy Group Limited (hereinafter referred to as the “Debtor”), for value received hereby acknowledges itself indebted and promises to pay to Aleksandr Blyumkin, 1714 Stone Canyon Road, Los Angeles, California, 90077, (the “Holder”), on March 7, 2017, or such earlier date as the Principal Amount may become due and payable (subject to and in accordance with the terms, conditions and provisions of Schedule “A” attached hereto and forming a part hereof) (the “Maturity Date”), the Principal Amount in lawful money of the United States at the foregoing address of the Holder, or at such other place or places within the United States, as may be designated by the Holder from time to time by notice in writing to the Debtor (together with all costs and expenses that may become payable to the Holder in accordance with Schedule “A”). The Debtor will pay interest on the Principal Amount outstanding from time to time at a rate of 10% per annum, calculated semi-annually and not in advance. Accrued but unpaid interest will be payable by the Company together with principal at the end of the term. By its execution hereof, the Holder acknowledges and agrees to the terms and conditions hereof, including the terms set out in Schedule “A” hereto.

IN WITNESS WHEREOF, the Debtor and the Holder have caused this Debenture to be executed as of April 9, 2014.

MCW Energy Group Limited

Per:	/s/ Alex Blyumkin

Per:	Alex Blyumkin, Chairman

SCHEDULE “A”

The following terms and conditions are applicable to the Convertible Debenture of MCW Energy Group Limited made in favour of the Holder.

Article 1
INTERPRETATION

1.1	Definitions

Whenever used in this Debenture, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the indicated meanings, respectively:

“this Debenture”, “the Debenture”, “Debenture”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to the convertible debenture represented hereby and not to any particular Article, Section, Subsection, clause, subdivision or other portion hereof and include any and every instrument supplemental or ancillary hereto and every debenture issued in replacement hereof;

“business day” means a day that is not a Saturday or Sunday or a civic or statutory holiday in the City of Los Angeles, California;

“Change of Control” means:

a)	the acceptance by holders of Common Shares, representing in the aggregate more than fifty percent (50%) of the outstanding Common Shares, of any offer, whether by way of a takeover bid or otherwise, for not less than fifty percent (50%) plus one of the outstanding Common Shares;

b)	the acquisition hereafter, by whatever means, of ownership or control of more than fifty percent (50%), in aggregate, of all issued and outstanding Common Shares by any company and/or individual or companies and/or individuals acting in concert;

c)	the passing of a resolution by the board of directors or shareholders of the Debtor to substantially liquidate its assets or wind-up its business or significantly rearrange its affairs in one or more transactions or series of transactions or the commencement of proceedings for such a liquidation, winding-up or re-arrangement (except where such re-arrangement is part of a bona fide reorganization of the Debtor in circumstances where the business of the Debtor is continued and where the shareholdings remain substantially the same following the re-arrangement as they existed prior to the re-arrangement);

d)	the sale by the Debtor of all or substantially all of its assets; or

e)	a change in the board of directors of the Debtor such that immediately following any meeting of shareholders or directors of the Debtor, fifty-one percent (51%) or more of the individuals comprising the board of directors are not persons who were directors of the Debtor immediately prior to such meeting;

“Common Share” or “Common Shares” means the common shares in the capital of the Debtor, as constituted on the date hereof;

“Conversion Price” means $0.90 per Common Share, unless such amount is adjusted in accordance with the provisions of Section 2.3, in which case it shall mean the adjusted amount in effect at the applicable time;

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“Counsel” means a barrister or solicitor or firm of barristers or solicitors or other legal counsel retained by the Debtor;

“Date of Conversion” shall have the meaning ascribed therein in Subsection 2.2(b);

“Debtor” means MCW Energy Group Limited, a body corporate amalgamated under the laws of the Province of Ontario and includes any successor corporation to or of the Debtor within the meaning of Article 12;

“Debtor’s Auditors” or “Auditors of the Debtor” means an independent firm of chartered or certified public accountants duly appointed as auditors of the Debtor;

“Director” means a director of the Debtor for the time being and “directors” or “board of directors” means the board of directors of the Debtor or, if duly constituted and whenever duly empowered, the executive committee of the board of directors of the Debtor for the time being, and reference to action by the directors means action by the directors of the Debtor as a board or action by the said executive committee as such committee;

“Event of Default” means any event specified in Section 5.1, which has not been waived, cured or remedied;

“Guarantor” means MCW Fuels Inc., a body corporate incorporated under the laws of the State of California and includes any successor corporation to or of the Guarantor within the meaning of Article 12;

“Holder” shall have the meaning ascribed to such term on the face page of this Debenture;

“Maturity Date” shall have the meaning ascribed to such term on the face page hereof;

“Offer” means an offer made generally to the holders of Common Shares in one or more jurisdictions to acquire, directly or indirectly, not less than 50% of the outstanding Common Shares and that is in the nature of a “take-over bid” (as defined in the Securities Act (Ontario)) and, where the Common Shares are listed and posted for trading on a stock exchange, that is not exempt from the formal take-over bid requirements of the Securities Act (Ontario).

“Officer’s Certificate” means a certificate signed by a senior officer and/or a director of the Debtor;

“Person” includes individuals, partnerships, corporations, companies and other business or legal entities;

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time;

“Principal Amount” means the principal amount of this Debenture as set forth on the face page hereof;

“Share Reorganization” shall have the meaning ascribed thereto in subsection 2.3(a);

“Subscription Agreement” means the agreement dated as of the date hereof between the Debtor and the Holder, pursuant to which the Holder subscribed for and agreed to purchase one or more Debentures;

“Subsidiary” or “Subsidiary Debtor” means any corporation of which more than 50% of the outstanding voting shares are owned, directly or indirectly, by or for the Debtor;

“Time of Expiry” shall have the meaning ascribed thereto in subsection 2.1(a); and

“Written direction of the Debtor” means an instrument in writing signed by a senior officer and/or director of the Debtor.

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1.2	Interpretation

Whenever used in this Debenture, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the neuter or the feminine gender and vice versa.

1.3	Headings, Etc.

The division of this Debenture into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Debenture.

1.4	Day Not a Business Day

In the event that any day on or before which any action is required to be taken hereunder is not a business day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a business day.

1.5	Calculation of interest

For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Debenture is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest or fee calculation under this Debenture, and (iii) the rates of interest stipulated in this Debenture are intended to be nominal rates and not effective rates or yields.

1.6	Currency

All references to currency herein shall be to lawful money of United States.

Article 2
CONVERSION OF DEBENTURE

2.1	Conversion and Conversion Price

(a)	Upon and subject to the terms and conditions set out in this Article 2, the Holder shall have the right, at its option at any time, and from time to time, prior to the close of business on the Maturity Date (the “Time of Expiry”) to convert, in whole or in part, the Principal Amount into fully paid and non-assessable Common Shares, at the Conversion Price in effect on the Date of Conversion.

(b)	The Conversion Price shall be subject to adjustment as provided in Section 2.3.

(c)	The right of conversion set forth in subsection 2.1(a) shall extend only to the maximum number of whole Common Shares into which the Principal Amount may be converted in accordance with the foregoing provisions of this Article 2.

(d)	Fractional interests in Common Shares that would otherwise be issuable upon any conversion of the Principal Amount shall be adjusted in the manner provided in Section 2.4.

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2.2	Manner of Exercise of Right to Convert

(a)	If the Holder wishes to convert the Principal Amount into Common Shares, the Holder shall, prior to the Time of Expiry, surrender this Debenture to the Debtor, together with written notice, substantially in the form of Appendix 1 hereto, duly executed by the Holder or its legal representative or attorney duly appointed by an instrument in writing in form and executed in a manner satisfactory to the Debtor, exercising its right to convert the Principal Amount into Common Shares. Thereupon, the Holder or, subject to the payment of all applicable security transfer taxes or other governmental charges by the Holder, its nominee(s) or assignee(s), shall be entitled to be entered in the books of the Debtor (as of the Date of Conversion) as the holder of the number of Common Shares into which the Principal Amount is converted and, as soon as practicable thereafter, the Debtor shall deliver to the Holder or, subject as aforesaid, its nominee(s), or assignee(s), a certificate or certificates for such Common Shares.

(b)	For the purposes of this Article 2, this Debenture shall be deemed to be surrendered for conversion by the Holder on the date (herein called the “Date of Conversion”) on which it (and the notice contemplated by subsection 2.2(a) above) is actually received by the Debtor.

(c)	Upon the surrender of this Debenture pursuant to this Section 2.2, the Holder shall be entitled to receive accrued and unpaid interest in respect thereof up to the Date of Conversion. Common Shares issued upon conversion of the Principal Amount by the Holder shall only be entitled to receive dividends declared in favour of shareholders of record on or after the Date of Conversion, from which applicable date such Common Shares will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

2.3	Adjustment of Conversion Price

(a)	If, and whenever at any time and from time to time the Debtor shall (i) subdivide, redivide or change its then outstanding Common Shares into a greater number of Common Shares, (ii) reduce, combine, consolidate or change its then outstanding Common Shares into a lesser number of Common Shares, or (iii) issue Common Shares (or securities exchangeable or convertible into Common Shares) to the holders of all or substantially all of its then outstanding Common Shares by way of stock dividend or other distribution (other than a dividend in the ordinary course paid in Common Shares or securities exchangeable or convertible into Common Shares) (any of such events being herein called a “Share Reorganization”), the Conversion Price shall be adjusted effective immediately after the effective date or record date for the Share Reorganization, by multiplying the Conversion Price in effect immediately prior to such effective date or record date by the quotient obtained when:

(i)	the number of Common Shares outstanding on such effective date or record date before giving effect to the Share Reorganization,

is divided by

(ii)	the number of Common Shares outstanding immediately after the completion of such Share Reorganization (but before giving effect to the issue of any Common Shares issued after such record date otherwise than as part of such Share Reorganization) including, in the case where securities exchangeable or convertible into Common Shares are distributed, the number of Common Shares that would have been outstanding had such securities been exchanged for or converted into Common Shares on such record date.

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(b)	If, and whenever there is a capital reorganization of the Debtor not otherwise provided for in subsection 2.3(a) or a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Debtor with or into another body corporate (any such event being called a “Capital Reorganization”), and the Holder has not exercised its right of conversion prior to the effective date or record date for such Capital Reorganization, then the Holder shall be entitled to receive and shall accept, upon any conversion of the Principal Amount after the effective date or record date for such Capital Reorganization, in lieu of the number of Common Shares to which it was theretofore entitled upon conversion, the aggregate number of Common Shares or other securities of the Debtor or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization that the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date or record date thereof, it had been the registered holder of the number of Common Shares to which it was theretofore entitled upon the conversion of the Principal Amount; provided that no such Capital Reorganization shall be carried into effect unless all necessary steps shall have been taken so that the Holder shall thereafter be entitled to receive such number of Common Shares or other securities of the Debtor or of the corporation or body corporate resulting, surviving or continuing from the Capital Reorganization. The foregoing provisions of this subsection 2.3(b) shall apply mutatis mutandis in respect of any interest proposed to be paid through the issuance of Common Shares by the Debtor.

2.4	No Requirement to Issue Fractional Common Shares

The Debtor shall not be required to issue fractional Common Shares upon the conversion of the Principal Amount into Common Shares pursuant to this Article 2. If any fractional interest in a Common Share would, except for the provisions of this Section 2.5, be deliverable upon the conversion of the Principal Amount or the payment of any accrued and unpaid interest in Common Shares, the Debtor shall, in lieu of issuing any such fractional interest, satisfy such fractional interest by issuing to the Holder one full Common Share and delivering a certificate representing such Common Share to the Holder.

2.5	Cancellation of Converted Debenture

Upon conversion of the entire Principal Amount, if applicable, pursuant to this Article 2 and payment of all accrued and unpaid interest (whether in cash or Common Shares), this Debenture shall be cancelled and shall be of no further force or effect.

2.6	Certificate as to Adjustment

The Debtor shall from time to time, immediately after the occurrence of any event that requires an adjustment or readjustment as provided in Section 2.3, deliver an Officer’s Certificate to the Holder (the “Officer’s Certificate”) specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based, provided, however, that in the event the Holder does not agree with the adjustment as set forth in the Officer’s Certificate, the Debtor shall obtain the certificate or opinion as to the appropriate adjustment from the Auditors of the Debtor, which certificate or opinion shall be conclusive and binding on the Debtor and the Holder.

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2.7	Notice of Special Matters

The Debtor covenants with the Holder that, so long as this Debenture remains outstanding, it will give notice to the Holder, in the manner provided in Section 12.4, of its intention to fix a record date or an effective date for any event referred to in Section 2.3 that may give rise to an adjustment in the Conversion Price, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; and, if prepared or available as at the date that such notice is required to be given pursuant to this Section 2.7, such notice shall be accompanied by the material (i.e. proxy circulars, information booklets etc.) sent to the holders of Common Shares in respect of the event in question, provided that the Debtor shall only be required to specify in such notice such particulars of such event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days in each case prior to such applicable record date or effective date.

2.8	Canadian Resale Restrictions

Any Common Shares issued upon conversion of this Debenture before August 10, 2014, shall bear the following legends:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE AUGUST 10, 2014.”

“WITHOUT PRIOR WRITTEN APPROVAL OF TSX VENTURE EXCHANGE AND COMPLIANCE WITH ALL APPLICABLE SECURITIES LEGISLATION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE TRADED ON OR THROUGH THE FACILITIES OF TSX VENTURE EXCHANGE OR OTHERWISE IN CANADA OR TO OR FOR THE BENEFIT OF A CANADIAN RESIDENT UNTIL AUGUST 10, 2014.”

2.9	United States Resale Restrictions

Any Common Shares issued upon conversion of this Debenture shall bear the following legend:

(a)	“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, ONLY (A) TO THE COMPANY; (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN ACCORDANCE WITH ALL LOCAL LAWS AND REGULATIONS; (C) IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS; OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, AND, IN THE CASE OF CLAUSE (C) OR (D), THE SELLER FURNISHES TO THE COMPANY AN OPINION OF COUNSEL OF RECOGNIZED STANDING IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO SUCH EFFECT. THE PRESENCE OF THIS LEGEND MAY IMPAIR THE ABILITY OF THE HOLDER HEREOF TO EFFECT “GOOD DELIVERY” OF THE SECURITIES REPRESENTED HEREBY ON A CANADIAN STOCK EXCHANGE.”

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Article 3
COVENANTS

The Debtor hereby covenants and agrees with the Holder as follows.

3.1	To Pay Principal and Interest

The Debtor will duly and punctually pay or cause to be paid to the Holder the principal of and interest accrued on this Debenture on the dates, at the places and in the manner mentioned in this Debenture.

3.2	To Carry on Business

Subject to the express provisions hereof, the Debtor will carry on and conduct its business in a proper and efficient manner consistent with past practice and, subject to the express provisions hereof, it will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights.

3.3	To Maintain Accurate Books and Records

The Debtor will keep and maintain proper books of account and records accurately covering all material aspects of the business affairs of the Debtor.

3.4	Notice of Event of Default

The Debtor will give notice in writing forthwith to the Holder of the occurrence of any Event of Default or other event that, with lapse of time and/or giving of notice or otherwise, would be an Event of Default, forthwith upon becoming aware thereof and specifying the nature of such default and/or Event of Default and the steps taken to remedy the same.

3.5	Dividends

The Debtor will not declare or pay any dividends on any of its outstanding Common Shares, unless all interest, principal and all other monies payable hereunder are current.

3.6	Change of Control

The Debtor will give notice of any Change of Control to the Holder as soon as reasonably practicable following the occurrence of any event constituting a Change of Control. The Debtor will as soon as reasonably practicable following the occurrence of a Change of Control (and, in any event, within 30 business days of the occurrence of the applicable Change of Control) offer to purchase this Debenture (for cash), at a price equal to the principal amount thereof then outstanding plus all accrued but unpaid interest to the date of tender and to accept this Debenture for purchase if the same is properly tendered by the Holder on or prior to the date that is 30 business days following the date of delivery of the foregoing offer to purchase.

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Article 4
SECURITY

4.1       As general and continuing collateral security for the due payment of the Principal Amount, interest and all other monies payable hereunder or from time to time secured hereby and as security for the performance and observance of the covenants and agreements on the part of the Debtor herein contained the Debtor hereby:

(i)	mortgages and charges (subject to the exceptions as to leaseholds hereinafter contained) as and by way of a fixed and specific mortgage and charge to and in favour of the Holder (and as more particularly set out in the general security agreement entered into between the Debtor and the Holder), and grants to the Holder a security interest in, all personal and immoveable property (including, by way of sub-lease) any leased premises now or hereafter owned or acquired by the Debtor and all buildings erections, improvements, fixtures and plants now or hereafter owned or acquired by the Debtor (whether the same form part of the realty or not) and all appurtenances to any of the foregoing; for the purposes of this subsection 4.1(i), all references to “real and immoveable property” shall be read to include any estate or interest in or right with respect to real and immoveable property;

(ii)	mortgages and charges to the Holder and grants to the Holder a security interest in, all its present and future equipment, and all fixtures, plant, machinery, tools and furniture now or hereafter owned or acquired by it;

(iii)	mortgages and charges to and in favour of the Holder, and grants to the Holder a security interest in, all its present and future inventory, including, without limiting the generality of the foregoing, all raw materials, goods in process, finished goods and packaging material and goods acquired or held for sale or furnished or to be furnished under contracts of rental or service;

(iv)	grants to the Holder a security interest in, all its present and future intangibles, including, without limiting the generality of the foregoing, all its present and future book debts, accounts and other amounts receivable, contract rights and choses in action of every kind or nature including insurance rights arising from or out of any insurance now or hereafter placed on or in respect of the assets referred to in subsections 4.1(i), (ii) or (iii), goodwill, chattel paper, instruments of title, investments, money, securities and all intellectual property rights;

(v)	charges in favour of the Holder as and by way of a floating charge, and grants to the Holder as a security interest in, its business and undertaking and all its property and assets, real and personal, moveable or immoveable, of whatsoever nature and kind, both present and future (other than property and assets hereby validly assigned or subjected to a specific mortgage, charge or security interest by subsections 4.1(i), (ii), (iii) or (iv) and subject to the exceptions hereinafter contained); and

(vi)	assigns, mortgages and charges to and in favour of the Holder, and grants to the Holder a security interest in, the proceeds arising from any of the assets referred to in this Section 4.1;

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All of which present and future property and assets of the Debtor referred to in the foregoing sub-paragraphs of this Section 4.1 are hereinafter collectively called the “Collateral” and the Holder’s rights in and to the Collateral is herein called the “Security Interest”. The aforesaid Security Interest shall be registered under and comply with the PPSA so as to provide the Holder or to whomsoever it may direct with a security interest and charge against the Collateral.

4.2       The Debtor and the Holder each agree and acknowledge that the Security Interest and the Collateral shall rank after any other security holders currently in place.

4.3       Until the occurrence of an Event of Default, which is continuing, the Debtor may dispose of or deal with the Collateral in the ordinary course of its business (including, for greater certainty, disposing of assets that are obsolete or surplus to its business) and for the purpose of carrying on the same, so that purchasers thereof or parties dealing with the Debtor take title thereto free and clear of the Security Interest. In the event of any such disposition in the ordinary course of business, the Holder will, at the written request of the Debtor (which will include a certificate of the Debtor stating that such Collateral is being dealt with or disposed of in accordance with this Section 4.3), release its Security Interest over the Collateral which has been disposed.

4.4       The Security Interest will not extend or apply to any personal property which is “consumer goods”, as such term is defined in the PPSA and the last day of the term of any lease of real property or agreement therefore, but upon the enforcement of the Security Interest, the Debtor will stand possessed of such last day in trust to assign the same at the direction of the Holder to any Person acquiring such term.

4.5       If any of the Collateral may not be assigned, or if the Security Interest may not be created therein by the Debtor in favour of the Holder (because the consent or approval of a third party or parties is required and such consent or approval has not been obtained or the requirement therefore waived as of the date hereof, and if the failure to obtain such consent or approval renders any of the Security Interest hereunder invalid and/or unenforceable or because rights appurtenant to the Collateral would not, as a matter of law, pass to the Holder as an incidence of the Security Interest made pursuant to this Debenture) the Debtor shall hold such Collateral and all benefits derived thereunder in trust for the Holder. The Debtor shall, at the request and under the direction of the Holder, in the name of the Debtor, take or cause to be taken all such action and do or cause to be done all such things as are necessary or desirable to preserve such Collateral and all benefits to be derived thereunder for the benefit and account of the Holder, and the Debtor agrees that following the occurrence of an Event of Default and so long as the same is continuing, it shall, subject to Section 4.2, pay promptly to the Holder all monies collected by or paid to the Debtor in respect of such Collateral.

4.6       The Debtor confirms that value has been given, that the Debtor has rights in the Collateral, and that the Debtor and the Holder have not agreed to postpone the time for attachment of the Security Interest to any of the Collateral. In respect of Collateral that is acquired after the date of execution of this Debenture, the time for attachment will be the time when the Debtor acquires such Collateral.

4.7       Nothing herein contained shall render the Holder liable to any person for the fulfilment or non-fulfilment of the covenants, obligations, agreements and undertakings of the Debtor under the Collateral or any of them and the Debtor agrees to indemnify and save harmless the Holder from and against any and all claims or demands whatsoever of any person arising from or out of the Collateral, other than any claims or demands arising as a result of the negligence, gross negligence or wilful misconduct of the Holder.

4.8       The Security Interest does not and will not extend to, and the Collateral will not include, any agreement, right, franchise, licence or permit (the “Contractual Rights”) to which the Debtor is a party or of which the Debtor has the benefit, to the extent that the creation of the Security Interest would constitute a breach of the terms of, or permit any Person to terminate, the Contractual Rights, but the Debtor will hold its interest therein in trust for the Holder and will assign such Contractual Rights to the Holder forthwith upon obtaining the consent of the other party or parties thereto.

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4.9       If the grant of the Security Interest in respect of any contract, lease, agreement to lease, license, permit, approval or intellectual property right would result in the termination or breach of such contract, lease, agreement to lease, license, permit, approval or intellectual property right, then the applicable contract, lease, agreement to lease, license, permit, approval or intellectual property right will not be subject to the Security Interest but will be held in trust by the Debtor for the benefit of the Holder and, on exercise by the Holder of any of its rights under this Agreement following Default, assigned by the Debtor as directed by the Holder.

Article 5
EVENTS OF DEFAULT

5.1	Events of Default

The happening of any one or more of the following events shall be considered an event of default (each an “Event of Default”):

(a)	if the Debtor defaults in the payment of the Principal Amount of the Debenture when the same becomes due and payable under any provision hereof;

(b)	if the Debtor defaults in the payment of any interest or other monies due pursuant to the Debenture and such default continues for a period of 30 days;

(c)	if any proceedings are commenced against the Debtor or the Guarantor under the Bankruptcy and Insolvency Act (Canada) or under the Winding-Up Act (Canada) or any other similar legislation and not discharged within 60 days or if the Debtor or the Guarantor makes a proposal under insolvency or restructuring statutes;

(d)	there occurs any material adverse change in the Debtor or the Guarantor or either of their respective businesses;

(e)	the Debtor or the Guarantor (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee, liquidator, sequestrator or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate or legally equivalent action for the purpose of any of the foregoing;

(f)	a court or governmental authority of competent jurisdiction enters an order appointing, without sent by the Debtor or the Guarantor, a custodian, receiver, trustee, liquidator, sequestrator or other officer with similar powers with respect to it or with respect to any substantial part of this property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation for the Debtor or the Guarantor, or any such petition shall be filed against the Debtor or the Guarantor, and such petition shall not be dismissed within 60 days;

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(g)	if the Debtor or the Guarantor shall neglect to observe or perform any other covenant or condition herein contained on its part to be observed or performed and after notice in writing has been given by the Holder to the Debtor or the Guarantor specifying such default and requiring the Debtor or the Guarantor to rectify the same, the Debtor or the Guarantor shall fail to make good such default within a period of 15 days unless the Holder (having regard to the subject matter of the default) shall have agreed to a longer period and in such event within the period agreed to by the Holder;

(h)	if an encumbrancer shall lawfully take possession of the property of the Debtor or the Guarantor or any part thereof which is a substantial part thereof and is not stayed or discharged within 30 days;

(i)	if the Common Shares are not listed and posted for trading on a stock exchange for more than 30 consecutive days and the Debtor ceases to be a reporting issuer in at least one province of Canada; or

(j)	the Debtor undergoes a Change of Control directly or indirectly in any manner whatsoever without the prior written consent of the Holder.

Article 6
ENFORCEMENT

6.1	Enforcement

Remedies. Upon the occurrence and during the continuance of any Event of Default, the Holder will be entitled to exercise any of the remedies specified below:

(a)	Receiver. The Holder may appoint by instrument in writing one or more receivers, managers or receiver/manager for the Collateral or the business and undertaking of the Debtor pertaining to the Collateral (the “Receiver”). Any such Receiver will have, in addition to any other rights, remedies and powers which a Receiver may have at Law, in equity or by statute, the rights and powers set out in clauses (b) through (d) in this Section 6.1. In exercising such rights and powers, any Receiver will act as and for all purposes will be deemed to be the agent of the Debtor and the Holder will not be responsible for any act or default of any Receiver. The Holder may remove any Receiver and appoint another from time to time. No Receiver appointed by the Holder need be appointed by, nor need its appointment be ratified by, or its actions in any way supervised by, a court.

(b)	Power of Sale. Any Receiver may sell, consign, lease or otherwise dispose of any Collateral by public auction, private tender, private contract, lease or deferred payment with or without notice, advertising or any other formality, all of which are hereby waived by the Debtor. Any Receiver may, at its discretion establish the terms of such disposition, including terms and conditions as to credit, upset, reserve bid or price. All payments made pursuant to such dispositions will be credited against the Principal Amount only as they are actually received. Any Receiver may buy in, rescind or vary any contract for the disposition of any Collateral and may dispose of any Collateral without being answerable for any loss occasioned thereby. Any such disposition may take place whether or not the Receiver has taken possession of the Collateral.

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(c)	Pay Liens and Borrow Money. Any Receiver may pay any liability secured by any actual or threatened mortgage, pledge, charge, assignment, security interest, hypothec, lien or other encumbrance, including, without limitation, any agreement to give any of the foregoing, or any conditional sale or other title retention agreement (each, a “Lien”) against any Collateral. Any Receiver may borrow money for the maintenance, preservation or protection of any Collateral or for carrying on any of the business or undertaking of the Debtor pertaining to the Collateral and may grant Liens in any Collateral (in priority to the Security Interest or otherwise) as security for the money so borrowed. The Debtor will forthwith upon demand reimburse the Receiver for all such payments and borrowings and such payments and borrowings will be secured hereby and will be added to the money hereby secured and bear interest at the rate set forth on the face page of this Debenture.

(d)	Dealing with Collateral. Any Receiver may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with any Collateral in such manner, upon such terms and conditions and at such time as it deems advisable, including without limitation:

(i)	to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Collateral;

(ii)	to receive, endorse, and collect any drafts or other instruments, documents and chattel paper in connection with subsection 6.1(d)(i);

(iii)	to file any claims or take any action or institute any proceedings which the Holder may deem to be necessary or desirable for the collection of the Collateral or to enforce compliance with the terms and conditions of any contract or any account; and

(iv)	to perform the affirmative obligations of the Debtor hereunder (including all obligations of the Debtor pursuant to this Debenture).

(e)	Carry on Business. The Holder or any Receiver may carry on, or concur in the carrying on of, any or all of the business or undertaking of the Debtor and enter on, occupy and use (without charge by the Debtor) any of the premises, buildings, plant and undertaking of, or occupied or used by, the Debtor.

(f)	Right to Have Court Appoint a Receiver. The Holder may, at any time, apply to a court of competent jurisdiction for the appointment of a Receiver, or other official, who may have powers the same as, greater or lesser than, or otherwise different from, those capable of being granted to a Receiver appointed by the Holder pursuant to this Debenture.

(g)	Retention of Collateral. The Holder may elect to retain any Collateral in satisfaction of the Principal Amount. The Holder may designate any part of the Principal Amount to be satisfied by the retention of particular Collateral which the Holder considers to have a net realizable value approximating the amount of the designated part of the Principal Amount, in which case only the designated part of the Principal Amount will be deemed to be satisfied by the retention of the particular Collateral.

(h)	Limitation of Liability. The Holder will not be liable or accountable for any failure to take possession of, seize, collect, realize, dispose of, enforce or otherwise deal with any Collateral and the Holder will not be bound to institute proceedings for any such purposes or for the purpose of reserving any rights, remedies and powers of the Holder, the Debtor or any other Person in respect of any Collateral. If any Receiver or the Holder takes possession of any Collateral, neither the Holder nor any Receiver will have any liability as a mortgagee in possession or be accountable for anything except actual receipts.

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(i)	Extensions of Time. Following the occurrence and during the continuance of any Event of Default, the Holder may grant renewals, extensions of time and other indulgences, accept compositions, grant releases and discharges, and otherwise deal or fail to deal with the Debtor, debtors of the Debtor, guarantors, sureties and others and with any Collateral as the Holder may see fit, all without prejudice to the liability of the Debtor to the Holder or the Holder’s rights, remedies and powers under this Debenture.

(j)	Validity of Sale. No Person dealing with the Holder or any Receiver, or with any officer, employee, agent or solicitor of the Holder or any Receiver will be concerned to inquire whether the Security Interests have become enforceable, whether the right, remedy or power of the Holder or the Receiver has become exercisable, whether the Principal Amount remaining outstanding or otherwise as to the proprietary or regularity of any dealing by the Holder or the Receiver with any Collateral or to see to the application of any money paid to the Holder or the Receiver, and in the absence of fraud on the part of such Person such dealings will be deemed, as regards such Person, to be within the rights, remedies and powers hereby conferred and to be valid and effective accordingly.

(k)	Effect of Appointment of Receiver. As soon as the Holder takes possession of any Collateral or appoints a Receiver, all powers, functions, rights and privileges of the Debtor including, without limitation, any such powers, functions, rights and privileges which have been delegated to directors, officers of the Debtor or committees with respect to such Collateral will cease, unless specifically continued by the written consent of the Holder or the Receiver.

(l)	Time for Payment. If the Holder demands payment of the Principal Amount that is payable on demand or if the Principal Amount is otherwise due by maturity or acceleration, it will be deemed reasonable for the Holder to exercise its remedies immediately if such payment is not made, and any days of grace or any time for payment that might otherwise be required to be afforded to the Debtor at law or in equity is hereby irrevocably waived.

(m)	No Implied Waiver. The rights of the Holder (whether arising under this Debenture, any other agreement or at law or in equity) will not be capable of being waived or varied otherwise than by an express waiver or variation in writing, and in particular any failure to exercise or any delay in exercising any of such rights will not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any of such rights will not preclude any other or further exercise of that or any other such right, and no act or course of conduct or negotiation on the part of the Holder or on its behalf will in any way preclude the Holder from exercising any such right or constitute a suspension or any variation of any such right.

(n)	Rights Cumulative. The rights, remedies and powers conferred by this Section 5.1 are in addition to, and not in substitution for, any other rights, remedies or powers that the Holder may have under this Debenture, at law, in equity, by or under the Personal Property Security Act (Ontario) or by any other statute or agreement. The Holder may proceed by way of any action, suit or other proceeding at law or in equity and no right, remedy or power of the Holder will be exclusive of or dependent on any other. The Holder may exercise any of its rights, remedies or powers separately or in combination and at any time.

6.2	Application of Amounts Received

Subject to Section 4.2, the proceeds of or any other amount from time to time received by the Holder or the Receiver will be applied as follows: first, to the payment in full of all reasonable fees of the Holder and all reasonable out-of-pocket costs, fees and expenses (including reasonable legal fees on a solicitor and his own client substantial indemnity basis) incurred by the Holder and any Receiver or other enforcement agent appointed by the Holder or a court of competent jurisdiction, as the case may be, in connection with the collection or enforcement of the Principal Amount owed to the Holder, the enforcement of the Security Interest or the preservation of the Collateral; second, in payment to the Holder of the Principal Amount and other amounts payable hereunder; and third, the balance, if any, will be paid, subject to applicable law, to the Debtor.

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6.3	Deliver Possession

Subject to Section 4.2, if the Holder or any Receiver exercises its rights herein to take possession of the Collateral, the Debtor will upon request from the Holder or any such Receiver, assemble and deliver possession of the Collateral at such place or places as directed by the Holder or any such Receiver.

6.4	Release

If the Debtor pays to the Holder the balance of the Principal Amount (including, without limitation, all amounts forming part thereof pursuant to Section 9.1) with interest thereon as set forth in this Debenture and any and all other amounts that are payable to the Holder on or in relation to the repayment thereof, then the Holder will, at the written request and sole expense of the Debtor, if applicable, reassign and reconvey the Collateral to the Debtor and will release the Security Interest.

Article 7
PREPAYMENT

7.1	Prepayment

This Debenture shall be fully open to repayment of the outstanding principal balance herein in whole or in part without bonus or penalty upon ten (10) days notice in writing to the Holder.

Article 8
ATTORNEY IN FACT

8.1	Attorney In Fact

Subject to Section 4.2, the Debtor and the Guarantor hereby irrevocably constitutes and appoints the Holder and any officer, nominee or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Debtor and the Guarantor and in the name of the Debtor and the Guarantor or in its own name, from time to time in the Holder’s discretion, for the purpose of carrying out the terms of this Debenture, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Debenture and which the Debtor and the Guarantor being required to take or execute has failed to take or execute. The Debtor and the Guarantor hereby ratifies all that said attorneys will lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and will be irrevocable until the Principal Amount has been unconditionally and irrevocably paid and performed in full. Subject to Section 4.2, the Debtor and the Guarantor also authorizes the Holder, at any time and from time to time, to execute any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral in connection with the sale provided for in subsection 6.1(b).

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Article 9
EXPENSES

9.1	Expenses

The Debtor agrees to pay the Holder forthwith on demand all reasonable costs, charges and expenses, including, without limitation, all reasonable legal fees (on a solicitor and his own client basis), incurred by the Holder in connection with the recovery or enforcement of payment of any amounts payable hereunder whether by realization or otherwise. All such sums will be secured hereby and will be added to the money hereby secured and bear interest at the rate set forth on the first page of this Debenture.

Article 10
PLEDGE OF DEBENTURE

10.1	Pledge of Debenture

This Debenture may be assigned, deposited or pledged by the Holder as security for its present and future obligations provided that the recipient agrees to be bound by Section 4.2.

Article 11
PRESENTMENT

11.1	Presentment

The Debtor hereby expressly waives demand for payment, presentment, protest and notice of dishonour of this Debenture. Any failure or omission by the Holder to present this Debenture for payment, protest or provide notice of dishonour will not invalidate or adversely affect in any way any demand for payment or enforcement proceeding taken under this Debenture.

Article 12
MISCELLANEOUS

12.1	Discharge

Upon payment by the Debtor to the Holder of the Principal Amount, interest thereon and other monies payable by the Debtor under this Debenture the Holder shall, upon the written request of the Debtor, deliver up this Debenture to the Debtor and shall at the expense of the Debtor execute and deliver to the Debtor such deeds and other documents as the Debtor may reasonably require to evidence the release and discharge of this Debenture.

12.2	Severability

If any covenant or provision herein is determined to be illegal, unenforceable or prohibited by applicable law such illegality, unenforceability or prohibition shall not affect or impair the validity of any other covenant or provision herein.

12.3	Laws of Ontario

This Debenture shall be governed by and construed in accordance with the laws of the Province of Ontario. The Holder hereby irrevocably submits to the jurisdiction of the courts of Ontario in respect of any action, suit or any other proceeding arising out of or relating to this Debenture and any other agreement or instrument mentioned herein and any of the transactions contemplated thereby.

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12.4	Notices

All notices, reports or other communications required or permitted by this Debenture must be in writing and either delivered by hand, mail or by any form of electronic communication by means of which a written or typed copy is produced at the address of the recipient and is effective on actual receipt unless sent (i) by mail in which case it shall be deemed to have been received and be effective on the date that is three business days following the date of mailing, or (ii) by electronic means in which case it is effective on the business day, next following the date of transmission, addressed to the relevant party, as follows:

(a)	if to the Debtor:

MCW Energy Group Limited

344 Mira Loma Avenue

Glendale, CA 91204
Email: info@mcwenergygroup.com

with a copy to:

McMillan LLP
181 Bay Street, Suite 4400
Toronto, ON M5J 2T3
Attention: Robbie Grossman

Email: robbie.grossman@mcmillan.ca

(b)	if to the Holder, at the address specified on the face page hereof,

or the last address or telecopier number of the addressee, notice of which was given in accordance with this Section 12.4.

12.5	Enurement

This Debenture and all its provisions shall enure to the benefit of the Holder, its successors and assigns and shall be binding upon the Debtor and its successors and assigns.

12.6	Time of the Essence

Time shall be of the essence of this Agreement.

12.7	Maximum Rate Permitted by Law

Under no circumstances shall the Holder be entitled to receive nor shall it in fact receive a payment or partial payment of interest, fees or other amounts under or in relation to this Debenture at a rate that is prohibited by applicable law. Accordingly, notwithstanding anything herein or elsewhere contained, if and to the extent that under any circumstances, the effective annual rate of “interest” (as defined in Section 347 of the Criminal Code of Canada) received or to be received by a Holder (determined in accordance with such section) on any amount of “credit advanced” (as defined in that section) pursuant to these presents or any agreement or arrangement collateral hereto entered into in consequence or implementation hereof would, but for this Section 12.7, be a rate that is prohibited by applicable law, then the effective annual rate of interest, as so determined, received or to be received by the Holder on such amount of credit advanced shall be and be deemed to be adjusted to a rate that is one whole percentage point less than the lowest effective annual rate of interest that is so prohibited (the “adjusted rate”); and, if the Holder has received a payment or partial payment which would, but for this Section 12.7, be so prohibited then any amount or amounts so received by the Holder in excess of the lowest effective annual rate that is so prohibited shall and shall be deemed to have comprised a credit to be applied to subsequent payments on account of interest, fees or other amounts due to the Holder at the adjusted rate.

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12.8	Transferability

Subject to applicable statutory resale restrictions, this Debenture may be assigned and transferred by the Holder upon providing written notice of such transfer to the Debtor.

Article 13
SUCCESSOR CORPORATION

13.1	Certain Requirements

The Debtor shall not, directly or indirectly, sell, lease, transfer or otherwise dispose of all or substantially all of its property and assets as an entirety to any other corporation (any such other corporation being herein referred to as a “Successor Debtor”) unless the successor corporation shall execute, prior to or contemporaneously with the consummation of any such transaction, an agreement together with such other instruments as are, in the opinion of Counsel, necessary or advisable to evidence the assumption by the Successor Debtor of the due and punctual payment of this Debenture and the interest thereon and all other moneys payable hereunder and its agreement to observe and perform all the covenants and obligations of the Debtor under this Debenture.

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APPENDIX 1 TO THE CONVERTIBLE DEBENTURE
OF MCW ENERGY GROUP LIMITED

To:	MCW Energy Group Limited 344 Mira Loma Avenue Glendale, CA 91204

The undersigned registered Holder of the within convertible debenture (the “Debenture”) hereby irrevocably elects to convert $_______________ of principal amount of the Debenture into common shares of MCW Energy Group Limited in accordance with the terms of the Debenture and directs that the common shares issuable and deliverable upon the conversion be issued and delivered to the Holder (or person indicated below)*.

DATED ________________________, 201___.

(Signature of Registered Holder)

Name:

(Address)

(City and State/Province)

(Zip/Postal Code)

* The signature of the registered holder must be guaranteed by a Canadian chartered bank, Medallion Guarantee or other entity acceptable to MCW Energy Group Limited, if the Direction as to the Registration is in the name of anything other than the registered holder of the Debenture.

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